Exhibit 4.5

SATYAM COMPUTER SERVICES LIMITED
Regd. Office: I Floor, Mayfair Centre, SP Road, Secunderabad-500 003
ASSOCIATE STOCK OPTION PLAN — RESTRICTED STOCK UNITS
(ASOP — RSUs or the Plan)
1. OBJECTIVE
i)	In its continuing efforts to create participative environment contributing to the growth of associates as part of the corporate growth plans, SATYAM COMPUTER SERVICES LIMITED (SATYAM) formulated a new Associate Stock Option Plan — Restricted Stock Units, (ASOP-RSUs), pursuant to the enabling authority given by the members of SATYAM in its Annual General Meeting held on August 21, 2006.
ii)	Among others, the Plan is primarily aimed at the following:
•	To reward the associates for their performance and contribution to the success and growth of SATYAM.
•	To motivate, retain and attract the best talent.
•	To provide an opportunity for the professional partners to become financial partners.
iii)	The Plan shall become effective from the date of its adoption by the Compensation Committee of SATYAM. It shall continue in effect till all the RSUs granted under the Plan are exercised or have been extinguished, unless the Plan is terminated by the Compensation Committee.

2. DEFINITIONS
     In this Plan, unless the context otherwise requires
i)	“Associate” means employee of SATYAM on full time, in the regular service and includes full time employees of subsidiary companies or parent company of SATYAM if any, including a director of the Company or its subsidiary company, whether a whole time director or not.
ii)	“Board of Directors” means the “Board of Directors of SATYAM”.
iii)	“Compensation Committee” means a committee of directors constituted and authorized by the “Board of Directors” of SATYAM comprising of a majority of independent directors.
iv)	“Eligible Associate” means an Associate who fulfills the criteria fixed for eligibility as per the evaluation process guidelines of SATYAM for this purpose.
v)	“Exercise” means the act of making of an application by the Associate to SATYAM for issue of share(s) against unit(s) vested in him/her in pursuance of the ASOP-RSUs.
vi)	“Exercise Period” means the period after vesting within which the Associate should exercise his right to apply for shares against the unit(s) vested in him/her in pursuance of ASOP — RSUs. Such period shall be after 12 months from the date of grant of units to the Associate but within 60 months from the date of vesting of units in the Associate provided the contract of service between the Associate and the Company has not ceased. RSUs not exercised by Associates within exercise period will lapse.
vii)	“Exercise Price” means the price not less than face value of the equity shares or such other price as determined by the Compensation Committee from time to time in accordance with the applicable statutory rules, regulations, guidelines, laws, notifications and clarifications issued by Securities and Exchange Board of India (SEBI) or any other statutory authority from time to time as applicable, which shall be paid by the Associate at the time of Exercise.
viii)	“Grant” means the act of issue of unit(s) to Associates under ASOP-RSUs.
ix)	“Fair value”: Fair value shall have the same meaning as defined under SEBI (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 1999.
x)	“Restricted Stock Unit” (RSU) means a unit having a right but not an obligation granted to an Associate in pursuance of ASOP-RSUs to apply for shares of the Company at a pre-determined price on fulfillment of certain conditions.
xi)	“RSUs Agreement” means a written or typed or printed or electronic agreement between SATYAM and the unit holder giving the terms and conditions of ASOP-RSUs.
xii)	“Plan” means “Associate Stock Option Plan — Restricted Stock Units” of SATYAM.
xiii)	“SATYAM” means “Satyam Computer Services Limited”.

xiv)	“Share” means equity shares and securities convertible into equity shares of SATYAM and shall include American Depository Receipts (ADRs), Global Depository Receipts (GDRs) or other depository receipts representing underlying equity shares or securities convertible into equity shares of SATYAM.
xv)	“Subsidiary Company” shall have the same meaning as defined under section 4 of the Indian Companies Act, 1956 and shall include the foreign subsidiary.
xvi)	“RSU holder” means the holder of an outstanding RSU granted pursuant to ASOP-RSUs.
xvii)	“Vesting” means the process by which the Associate is given the right to apply for shares of SATYAM against the RSU(s) granted to him/her in pursuance of ASOP-RSUs.
xviii)	“Vesting period” means the period after the completion of which the vesting of the Restricted Stock Unit granted to an Associate in pursuance of the Plan takes place.
All other expressions unless defined herein shall have the same meaning as have been assigned to them under the Securities and Exchange Board of India Act, 1992 or the Securities Contracts (Regulation) Act, 1956 or the Companies Act, 1956 or SEBI (Disclosure and Investor Protection) Guidelines, or such other relevant and applicable statutory enactments, guidelines, regulations, rules and notifications including any statutory modification or re-enactment thereof, as the case may be.
3. FUNCTIONS OF THE COMPENSATION COMMITTEE
The Compensation Committee shall be responsible for administration and superintendence of the ASOP — RSUs and shall formulate the detailed terms and conditions of the ASOP-RSUs including, but not limited to:
•	The exercise price from time to time.
•	The date of grant for each or a group of cases.
•	Selection of the Associates for the benefits of the ASOP-RSUs among the eligible Associates from time to time.
•	Finalizing the quantum of RSUs to be granted to each Associate.
•	Determining the vesting and exercise periods.
•	Procedure for exercise after vesting within exercise period
•	Approval of forms for use under the ASOP-RSUs
•	Prescribe, amend and rescind rules and regulations of the ASOP-RSUs.
•	Clarify, interpret and advise on the terms of the ASOP-RSUs
•	Conditions under which RSUs vested in Associate may lapse in case of cessation of service for misconduct, termination and resignation or otherwise, non-exercise of RSUs within the exercise period etc.
•	The procedure for making a fair and reasonable adjustment to the number of RSUs and to the exercise price in case of rights issue, bonus issues, merger, demerger and other corporate actions including consolidation or split.

•	The grant, vest and exercise of RSUs in case of Associates who are on long leave.
•	The procedure for cashless exercise of RSUs.
Notwithstanding anything contained above, the Compensation Committee shall also discharge such other functions as may be required for administration and superintendence of ASOP — RSUs and shall have power to alter, waive, modify, extend or change the vesting and/or exercise period at its sole discretion subject to 8 (i) clause dealing with minimum vesting period.
The Compensation Committee can delegate its function(s) to ‘Advisory Board’ for ASOP — RSUs which shall discharge those function(s) guided by the principles of fairness, impartiality and natural justice and make its recommendations to Compensation Committee.
No RSUs shall be offered unless disclosures as specified in Schedule IV of the SEBI (ESOP and ESPS) Guidelines, 1999 are made by the Company to the prospective RSU grantees.
The decisions, determinations and interpretations of the Compensation Committee shall be final and binding on all Associates and are not subject to review or appeal at the request/demand of Associates.
4. THE ADVISORY BOARD AND ITS FUNCTIONS
i)	The ‘Advisory Board’ shall consist of the Managing Director / CEO, Head (AIC) — Human Resources, ‘Chief Financial Officer’ (CFO), and ‘the Company Secretary’. The Compensation Committee may also nominate such other additional members, if required at its sole discretion. The Advisory Board will study and assess the eligible Associates, based on the guidelines for assessment formulated for this purpose and make recommendations of identified Associates to the Compensation Committee.
ii)	Subject to the principles of fairness, impartiality and natural justice, the Advisory Board shall have the right to exclude any one from the list of eligible Associates, from being identified for the benefits of ASOP — RSUs.
iii)	The recommendations of the Advisory Board shall be submitted to the Compensation Committee for its consideration and final decision.
iv)	The Advisory Board can discharge any other functions as and when they are delegated to it by the Compensation Committee.

5. QUANTUM OF THE ASOP-RSUs
i)	The maximum number of RSUs which will be granted under ASOP-RSUs is as per details given below

Approved by the shareholders in Annual General Meeting held on August 21, 2006	6,500,000 RSUs
Adjustment for Bonus issue in the ratio of 1:1. (the record date was October 10, 2006)	6,500,000 RSUs
Total	13,000,000 RSUs
or such adjusted figure for any bonus, stock split, consolidations or any other reorganization of the capital structure of the Company, as may be applicable from time to time. The underlying shares may be authorized but unissued or reacquired. The Compensation Committee shall determine and earmark the number of ADS-RSUs to be granted from time to time out of the total available RSUs as on the date of grant.
ii)	The Board or its Committee will allot shares at periodic intervals, after the unit holder exercises the RSUs within the exercise period.
iii)	The quantum and the exercise price of the ASOP-RSUs can be suitably adjusted based on fair and reasonable grounds in case of rights issue, bonus issue, merger, demerger or any other corporate actions including consolidation or split.
iv)	In case of Unit(s) expiring or becoming unexercisable for reasons of non-fulfillment of conditions of ASOP-RSUs without the right of purchase being exercised, such Unit(s) shall be available for future grant or sale under ASOP-RSUs unless the Plan has been terminated. The shares that are already issued on exercise of right can not be returned to the ASOP-RSUs and shall not be available for future grant or sale.
6. BASIS OF SELECTION OF ELIGIBLE ASSOCIATES
i)	Basis of selection of eligible Associates shall be as per the guidelines framed and approved by the Compensation Committee from time to time.
ii)	An employee who is a promoter or belongs to the promoter group shall not be eligible to participate in the ASOP-RSUs.
iii)	A director who either by himself/herself or through his relative or through any body corporate, directly or indirectly holds more than 10% of the outstanding equity shares of the Company shall not be eligible to participate in the ASOP-RSUs.
iv)	The factors to be considered for assessment of Associates for selection shall be:
•	Performance & Criticality

•	Organizational Development

•	Customer Satisfaction

v)	The Compensation Committee shall have power to add or delete the factors from time to time at its sole discretion.
vi)	The weightage to the factors mentioned in 6(iv) and any addition or deletion to the list of factors shall be decided by the Compensation Committee initially and shall be reviewed periodically for implementation by the Advisory Board.
vii)	The Compensation Committee reserves the right to factor different parameters and different weightages for different categories of the Associates.
viii)	The Advisory Board shall recommend the quantum of eligibility for different categories of Associates on the basis of identified parameters and process.
ix)	The Advisory Board can also recommend Associates for awards for exceptional performance and/or contribution for the organizational growth for consideration by the Compensation committee.
x)	The Advisory Board can also recommend new Associates joining Satyam to the benefits of the Plan.
xi)	The Advisory Board shall seek the guidance and clarifications if any, required, from the Compensation Committee in implementing the assessment procedure.
7. GRANT OF RSUs
i)	The Compensation Committee may, on such dates as it may determine, grant to such eligible Associates as it may, at its absolute discretion select, RSUs under the Plan on such terms and conditions and for the consideration as it may decide. The Compensation Committee may consider the recommendations of the Advisory Board, while it reserves its right to reject the recommendations of the Advisory Board in part or in full.
ii)	The date of grant of an RSU, shall, for all purposes, be the date on which the Compensation Committee makes the determinations of granting such unit(s), or such other date as is determined by the Compensation Committee. Intimation of determination shall be given to each Associate to whom an RSU is so granted within a reasonable time after the date of such grant.
iii)	The intimation of grant of RSUs shall indicate the number of RSUs granted, name of the Associate who was granted the RSUs, exercise price, vesting schedule and the exercise period, along with main terms and conditions of the grant.
iv)	The intimation of grant of RSUs shall also include the term of each RSU, subject to the condition that the term shall be no more than 5 Years from the date of vesting thereof.
v)	The maximum number of RSUs per Associate shall not exceed 0.5% in any financial year and 2% in aggregate, of the total number of RSUs reserved under the Plan. Further, allotment of shares to an Associate during any one year exceeding 1% of the issued capital at the time of allotment of shares shall be subject to a separate resolution.

8. LOCK-IN PERIOD AND RIGHTS OF THE RSU HOLDER
i)	There shall be a minimum period of one year between the grant of RSUs and vesting of RSUs.
ii)	The vesting period and/or exercise period under any grant or grants of RSUs, may differ from Associate to Associate or Unit to Unit within the Company or Subsidiary, as shall be determined by the Compensation Committee, from time to time.
iii)	The Compensation Committee shall have the freedom to specify the lock-in period for the shares issued pursuant to exercise of RSUs.
iv)	The Associate shall not have right to receive any dividend or to vote or in any manner enjoy the benefits of a shareholder in respect of RSU granted to him/her, unless and until shares are allotted on exercise of RSU(s).
9. RSU EXERCISE PRICE
i)	The exercise price for shares to be issued on exercise of RSUs shall be not less than face value of the equity shares of the Company or such other price as may be decided by the Compensation Committee at the time of grant. The mode of payment can be by way of (i) cheque (ii) demand draft (iii) electronic transfer of funds (iv) consideration received by the Company under a cashless exercise program, if any or (v) any combination of them.
ii)	The exercise price shall be subject to fair and reasonable adjustment in case of rights issues, bonus issues, merger, demerger and other corporate actions. The Compensation Committee shall be the authority to decide upon such matters conforming to the relevant provision(s) in the SEBI (ESOP and ESPS) Guidelines, 1999.
10. EXERCISE OF RSUs
i)	Associates opting for exercise can apply for conversion of RSUs into shares in the form prescribed for the purpose, along with full payment for the shares with respect to which the RSU grant is being exercised.
ii)	Exercise of RSUs can not be for a fraction of a share.
iii)	Associates may at their discretion, opt for exercise after the expiry of vesting period, but within the exercise period of all or part of the RSUs granted to him/her.
iv)	Associates who do not want to avail ASOP-RSUs, may opt out of the Plan any time before exercise period and surrender the RSUs to SATYAM for cancellation. Such RSUs will be available for re-issuance under the ASOP-RSUs.
v)	In the event of the Associate dying in harness while in employment, all the RSUs granted to him till such date shall vest in the legal heirs or nominees of the deceased Associate on the date of death. Such vested RSUs shall be exercisable within one year from the date of death, but not earlier to ONE YEAR from the date of grant. RSUs not exercised within such period will become invalid in the hands of the legal heirs or nominees and shall be available for re-issuance under the Plan.

vi)	In case the Associate suffers a permanent total disability while in employment, all the RSUs granted to him as on the date of permanent total disability, shall vest in him on that day. Such vested RSUs shall be exercisable within ONE YEAR from date of disablement, but not earlier to ONE YEAR from the date of grant. RSUs not exercised within such period will become invalid and shall be available for re-issuance under the Plan.
vii)	In the event of resignation or termination of the Associate, all RSUs not vested as on the date of separation (i.e. the last working day) shall expire and be available for re-issuance under the Plan. However, the Associate shall be entitled to retain all the vested RSUs as on the date of separation. Such vested RSUs shall be exercisable within three (3) months from the date of separation. RSUs not exercised within such period shall expire and be available for re-issuance under the Plan.

In the event of abandonment of service (absconding) by an associate without the Company’s consent, all RSUs including those, which are vested but were not exercised at the time of abandonment of service, shall stand terminated with immediate effect. The date of abandonment of an associate shall be decided by the Company at its sole discretion which, decision shall be binding on all concerned. At a later date, if the Company accepts resignation of an Associate who had previously absconded from / abandoned the Company’s service, any previous decision to terminate all vested and unvested options of such Associate as a consequence will remain unaffected and not confer any rights under the Plan.

In the event of Misconduct or breach of the policies of the company or the terms of employment by the associate, during the term of his/her employment and thereafter for a period of one year, the Advisory Board is authorized for appropriate decision from time to time.

viii)	In the event of superannuation/retirement, all the RSUs vested as on the date of retirement shall be exercised within 3 months from the date of retirement and all the unvested RSUs as on the date of retirement, shall vest on the date of retirement or at the expiry of one year from the date of grant whichever is later, and be available for exercise by the retired / superannuated Associate, within 3 months thereof. In case of death of a superannuated or retired Associate, the right of exercise of RSUs shall vest in the nominees / legal heirs and the other terms and conditions shall remain the same. RSUs not exercised within such period become invalid in the hands of legal heirs or nominees and shall be available for reissuance under the plan.

ix)	In the case of transfer of Associates to subsidiaries, the vesting and exercise of RSUs shall continue and all other terms and conditions of this Plan shall remain the same.

11. SHARES AFTER EXERCISE
i)	Subject to completion of the exercise process, shares will be allotted and issued in the name of the Associate in compliance with applicable laws, rules, regulations, guidelines, circulars, notifications or such other requirements, as may be necessary in this regard. The inability of the Company to obtain approval from any statutory and/or regulatory body having jurisdiction, which approval is necessary to the lawful allotment and issuance of any shares hereunder, shall relieve the Company of any liability (whatsoever in nature) in respect of the failure to allot and issue such shares without prejudice to rights of the Company in the contract of employment.
ii)	The shares thus allotted and issued, shall be the absolute property of the Associate and will be held by the Associate, subject to the lock-in period and subject to lien favoring SATYAM for any statutory or other liability that may arise out of the Plan.
iii)	As a registered shareholder, the Associate will be entitled to all the benefits, such as dividends, bonus, rights, etc.
iv)	The shares allotted and issued upon exercise of RSUs shall rank pari passu with all other equity shares of SATYAM for the time being in force; from the date of allotment.
12. CONSEQUENCE OF FAILURE TO EXERCISE RSUs
i)	The amount paid by the Associate, if any, at the time of grant of RSUs, may be refunded to the Associate if the RSUs are not vested due to non-fulfillment of condition(s) relating to vesting of RSUs as per the Plan at the sole discretion of the Compensation Committee.
13. NON TRANSFERABILITY OF RSUs
i)	RSUs granted to an Associate shall not be transferable to any person.
ii)	Except in the case of death of the Associate, no person other than the Associate to whom the RSU(s) is/are granted shall be entitled to exercise the RSU(s).
iii)	Under the cashless system of exercise, SATYAM may itself fund or permit the empanelled service provider(s) to fund the payment of exercise price, subject to the provisions of the Companies Act, 1956 as amended from time to time and other applicable laws.
iv)	The RSUs granted to the Associate shall not be pledged hypothecated, mortgaged or otherwise alienated in any other manner.

14. LISTING OF SHARES
i)	The shares allotted to Associates on exercise shall be listed on the concerned stock exchanges subject to the terms and conditions of the listing agreement and other applicable regulatory requirements.
15. TAX LIABILITY
i)	Any tax liability on account of grant of RSUs / vesting / exercise of RSUs/ allotment and/or transfer of shares shall be that of the Associate alone.
16. MODIFICATIONS TO THE PLAN
i)	The Compensation Committee reserves the right to amend, alter, suspend or terminate the Plan provided the variation is not prejudicial to the interests of the RSU holder(s). In this connection, the Board of directors of the Company shall obtain the approval of shareholders for any amendment to the Plan, if required.
ii)	Such changes in terms and conditions as per clause 16 (i) can also be due to any change in the law applicable to the Plan or any mutual agreement between SATYAM and its Associates.
17. CONTRACT OF EMPLOYMENT
i)	This Plan shall not form part of any contract of employment between SATYAM and the Associate. The rights and obligations of any individual under the contract of employment shall not be affected by his participation in this Plan or any right, which he may have to participate in it.
ii)	Nothing in this Plan shall afford any Associate any additional right(s) as to compensation or damages in consequence of the termination of such office or employment for any reason.
iii)	This Plan shall not confer any Associate any legal or equitable right against SATYAM either directly or indirectly or give rise to any cause of action in law or equity against SATYAM.
18. GOVERNMENT REGULATIONS
i)	This Plan is subject to all applicable laws, rules, regulations, guidelines and to such approvals from any governmental agencies as may be required. In case of any contradiction between the provisions of this Plan and any provisions, rules, regulations, guidelines issued by any governmental agencies, the provisions of law shall override the provisions of this Plan.
ii)	The Associates who are granted RSUs under the Plan shall comply with such requirements of law(s) as may be necessary.

19. CONFIDENTIALITY
No Associate who holds any RSUs under the Plan shall disclose the details of the Plan and / or his/her holdings, to any person, except with the prior permission of the Company.
20. GENERAL RISKS
SATYAM does not guarantee any return on the equity investment made by Associates as part of the Plan. Any loss due to fluctuations in the market price of the equity including the shortfall in the expectations or projections and the risks associated with the investment are that of the Associate alone.
21. ACCOUNTING POLICY
The Company shall conform to the accounting policies specified in the SEBI (ESOS & ESPS) Guidelines, 1999.
22. ARBITRATION
All disputes and claims in relation to this Plan shall be referred to arbitration in accordance with the Arbitration & Conciliation Act, 1996, which shall be conducted at Hyderabad.
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